                                                                     EXHIBIT 4.1



          This FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture") among FOX/LIBERTY NETWORKS, LLC ("Networks"), a Delaware limited liability company, FLN FINANCE, INC. ("FLN"), a Delaware corporation, and THE BANK OF NEW YORK, a New York banking corporation (the "Trustee"), as trustee, is made and entered into as of March 31, 1998.

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, Networks and FLN have executed and delivered to the Trustee an Indenture dated as of August 25, 1997 (the "Original Indenture" and, as supplemented by this First Supplemental Indenture, the "Indenture"), providing for the issuance and sale by Networks and FLN of Series A Senior Notes Due 2007 (the "Initial Notes") and Series B Senior Notes Due 2007 issued pursuant to an exchange for Initial Notes; and

     WHEREAS, all capitalized items used herein which are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture unless otherwise defined herein; and

     WHEREAS, Section 9.1 of the Original Indenture permits amendments to the Original Indenture without the consent of the Holders under certain conditions; and

     WHEREAS, Networks and FLN, pursuant to the foregoing authority, propose in and by this First Supplemental Indenture, to supplement and amend the Original Indenture as set forth herein; and

     WHEREAS, Networks and FLN have duly authorized the execution and delivery of this First Supplemental Indenture;

                           AGREEMENT OF THE PARTIES

     NOW, THEREFORE, Networks, FLN and the Trustee, acting pursuant to Section
9.1 of the Original Indenture, hereby agree that the following Articles amend and supplement the Original Indenture as set forth herein:
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                                   ARTICLE I
                                   ---------

     The following definition contained in Section 1.1 of the Original Indenture is hereby amended to read in its entirety as follows:

               "Unrestricted Subsidiary" means, as of the date of the Indenture, Liberty/Fox Arizona LLC, Prime Ticket Networks, L.P., Liberty/Fox Distribution L.P., Liberty/Fox Network Programming, LLC, Rocky Mountain Prime Sports Network, SportsChannel Chicago Associates, SportsChannel Pacific Associates, Fox Sports Detroit, LLC, Sunshine Network, Fox/Liberty Ad Sales, LLC, Liberty/Fox Upper Midwest, LLC, Liberty/Fox Canada, LLC and each other Subsidiary of the Company designated as such pursuant to and in compliance with Section 10.18. Any such Designation may be revoked by Board Resolution of the Company delivered to the Trustee, subject to the provisions of Section 10.18.

                                  ARTICLE II
                                  ----------

     The final paragraph of Section 10.18(a) is hereby amended to read in its entirety as follows:

               The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),
          (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except as part of or in connection with a Permitted Investment or any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. No Unrestricted Subsidiary shall at any time guarantee or otherwise provide credit support for any obligation of the Company or any Restricted Subsidiary, except as provided in the Bank Credit Agreement. All Subsidiaries of Unrestricted

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          Subsidiaries shall automatically be deemed to be Unrestricted
          Subsidiaries.

     Except as specifically modified herein, the Original Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     This First Supplemental Indenture may be executed in two or more counterparts, all of which shall be considered the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.


                                       FOX/LIBERTY NETWORKS, LLC


                                       By: /s/ Jeff Shell
                                           -------------------------------------
                                       Name:  Jeff Shell
                                       Title: Executive Vice President and Chief
                                              Financial Officer


                                       FLN FINANCE, INC.


                                       By: /s/ Jeff Shell
                                           -------------------------------------
                                       Name:  Jeff Shell
                                       Title: Executive Vice President and Chief
                                              Financial Officer

                                       THE BANK OF NEW YORK


                                       By: /s/ Michael Culhane
                                           -------------------------------------
                                       Name:  Michael Culhane
                                       Title: Vice President

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